Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of InVision Technologies, Inc. on Form S-8 of our report dated February 11, 2002 (February 28, 2002 as to Note 16), appearing on page F-1 of the Annual Report on Form 10-K/A (File No. 0-28236) of InVision Technologies, Inc. for the year ended December 31, 2001.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
February 6, 2003